EXHIBIT 10.31

EXECUTION COPY

SUPPLY AGREEMENT

This Supply Agreement (this “Agreement”) dated as of June 17, 2009 (the “Effective Date”) is entered into between Zygo Corporation, a Delaware corporation (“Zygo”) and Nanometrics Incorporated, a Delaware corporation (“Nano”).

RECITALS

A.          Zygo has developed and is the owner of certain technology related to “Automated Interferometer Systems” (as defined below), including the Heads (as defined below), the control, monitoring and analysis software, and electronic control systems) as well as the automation of the systems that use these technologies.

B.          Zygo seeks to establish a relationship with Nano, and Nano intends to establish a relationship with Zygo, pursuant to which Nano becomes the exclusive provider of the product referred to by Zygo as the “Unifire” and other Approved Systems (as defined below) in the Approved Markets (as defined below) that incorporate Heads.

C.          As such, Zygo seeks to supply to Nano the Heads (as defined below), the Components (as defined below), and certain other parts and components, and to transfer to Nano certain flow through license rights and assets related to the Heads, Components and the Unifire, in order to empower Nano as the exclusive provider of Approved Systems in Approved Markets as described below.

AGREEMENT

In consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and the Asset Transfer Agreement (as defined below), and other good and valuable consideration, the receipt and sufficiency of which each of the parties hereby acknowledges, and intending to be legally bound hereby, the parties agree as follows:

1.          Definitions. As used in this Agreement, the terms set forth in this Section 1 shall have the meanings set forth below.

                    1.1          “Approved Markets” means the following markets in which Nano will have the exclusive right to market and sell Approved Systems, but limited to Nano’s Field of Use (defined below): [___ * ___].

                    1.2          “Approved Systems” means the following types of systems that Nano will have exclusive rights to market and sell in Approved Markets pursuant to the terms of this Agreement: [___ * ___].

                    1.3          “Asset Transfer Agreement” means that certain Asset Transfer Agreement of even date herewith entered into by Zygo and Nano.

                    1.4          “Automated Interferometer System” means an interferometer system including fully-automated wafer handling equipment sufficient to enable in-line operation in the Approved Markets for Nano’s Field of Use, and specifically excluding laboratory tool interferometer systems and semi-automated interferometer systems (such as those with motorized stages). The Automated Interferometer Systems can be a stand-alone metrology unit or it can be incorporated into another unit, such as a production unit to, for example, provide real-time metrology feedback during production of a device.

                    1.5          “Components” means all components of any of the Heads (defined below), all improvements or modifications of such components made or acquired by Zygo during the term of this Agreement, and all replacements for or successors of such components made or acquired by Zygo during the term of this Agreement.

                    1.6          “Flow-Through Licensed Technology” means [___ * ___].

                    1.7          “Heads” means the heads for interferometers made by or for Zygo as described in Exhibit A attached hereto as well as any heads hereafter made by or for Zygo that include modifications or improvements but are generally the same as, or a successor of, such heads described in Exhibit A.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                    1.8          “Nano’s Field of Use” means in-line, fully–automated wafer handling equipment, as opposed to laboratory tools or semi-automated systems (such as those with motorized stages).

                    1.9          “Net Revenues” means the revenues received by Nano from the sale of Approved Systems. Net Revenues do not include any amounts which are (a) collected by Nano as sales tax, use tax, or other taxes; or (b) refunded or otherwise credited to the Person from whom Nano received such amounts; provided, however, that the calculation for Net Revenues shall add back the dollar amount of any set-offs or other types of credits paid, or reductions to the purchase price for, amounts Nano may otherwise owe, to such customer for matters unrelated to the sale of Approved Systems. For purposes of determining Net Revenues, revenues from Approved Systems sold by Nano on credit shall not be considered received by Nano unless and until such payments are actually collected by Nano.

                    1.10         “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government entity, agency or political subdivision of any governmental entity, or any other entity.

2.          Purchase and Sale of Heads and Components.

                    2.1          Supply of Heads and Components. Zygo shall sell and deliver to Nano such Heads and Components as Nano may order from Zygo during the term of this Agreement, in accordance with the terms hereof.

                    2.2          Orders. Each of Nano’s orders for Heads or Components (an “Order”) shall contain a description of the Heads or Components ordered, specify the quantity and price of the Heads or Components ordered, specify the date on which each order of Heads or Components is to be delivered and specify the address to which the Heads or Components are to be shipped. Such specifications will be within the parameters for Orders set forth on Schedule 2.2 hereto.

                    2.3          Purchase Price.

                                   2.3.1          [___ * ___].

                      2.3.2          The price to be paid by Nano to Zygo for any Heads or Components not listed on Exhibit B shall be determined in accordance with the provisions of this subsection.

                      (a)             With respect to each Head or Component not listed on Exhibit B that is substantially the same as a Head or Component listed on Exhibit B (a “Category #1 New Head or Component”) the price to Nano of such Category #1 New Head or Component shall be equal to the price to Nano of the Head or Component listed on Exhibit B that is substantially the same as the Category #1 New Head or Component.

                      (b)             With respect to each Head or Component not listed on Exhibit B that is not a Category #1 New Head or Component (a “Category #2 New Head or Component”), the price to Nano of such Category #2 New Head or Component shall be, from time to time, an amount that [___ * ___] listed on Exhibit B (regardless of how similar or dissimilar the Category #2 New Head or Component may be from a Head or Component listed on Exhibit B). For clarification, the parties acknowledge that the gross margins received by Zygo on the sales of Head hardware, Head software and other Components described in Exhibit B may be different.

                      (c)             Zygo and Nano agree to negotiate in good faith to agree upon the prices to be paid by Nano for any Heads and Components not listed on Exhibit B, consistent with the provisions of Section 2.3.2(b) above.

                    2.4          Payment. Zygo shall issue its invoice to Nano for the price of Heads and Components purchased by Nano upon delivery of such Heads and Components. Nano shall pay Zygo the amount due under each of Zygo’s invoices within 30 days after Nano’s receipt of the invoice or delivery of the Heads or Components, whichever is later. Zygo shall promptly furnish Nano with such documentation and information as Nano may reasonably request to verify the amount due under any of Zygo’s invoices. Notwithstanding the foregoing, to the extent any such Head or Component is determined by Nano, after inspection as provided in Section 4 hereof, not to comply with specifications, payment for such non-complying Head or Component only, may be withheld by Nano, with the remainder of the invoice paid in full. In such event, Nano shall notify Zygo of such determination of non-compliance and, at the request of Zygo, Nano shall return such non-complying Head or Component to Zygo.

                    2.5          Cancellation of Orders. Nano may at any time cancel any Order placed in good faith, as to all or any portion of the Heads or Components not then delivered to and accepted by Nano, by giving Zygo written notice of such cancellation. [___ * ___] In the event any Order is cancelled by Nano, Nano will be responsible for cancellation charges as follows:

                    (a)          [___ * ___];

                    (b)          [___ * ___];

                    (c)          [___ * ___];

                    (d)          [___ * ___].

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

[___ * ___].

                    2.6          Taxes. The prices specified in this Agreement do not include sales taxes that may be imposed upon the sale of Heads or Components under this Agreement. Nano shall pay such taxes that are properly due and payable. At Zygo’s request, Nano shall provide Zygo with reasonable justification for Nano’s position that any such taxes are not properly due or payable (e.g., certification that such sales are exempt from tax). If Zygo receives any assessment or other notice with regard to any such taxes, Zygo shall immediately provide Nano with a copy of such notice.

                    2.7          Exclusivity. During the term of this Agreement, Zygo will not directly or indirectly (a) sell to any Person other than Nano any Heads or Components for Approved Systems, or Automated Interferometer Systems, to be marketed or sold in the Approved Markets, or any Unifires or any other Approved Systems to be marketed or sold in the Approved Markets, (b) make, have made, use, import, export, maintain or repair any Approved Systems or portion thereof including the Head for marketing or sale in any Approved Markets, (c) grant any right or license to any Person other than Nano to make, have made, use, sell, license, import, export, maintain or repair any Approved System or portion thereof including the Head for marketing or sale in the Approved Markets, (d) provide any Person with any training or other service pertaining to the Flow-Through Licensed Technology with respect to the Approved Systems to be marketed or sold in the Approved Markets, (e) exercise any rights under any third party rights that are included in the Flow-Through Licensed Technology with respect to the Approved Systems in the Approved Markets; or (f) sublicense or assign any rights in the Flow-Through Licensed Technology with respect to the Approved Systems in the Approved Markets. Notwithstanding the foregoing or anything to the contrary in this Agreement, nothing herein shall prevent Zygo from providing, directly or indirectly, (i) Automated Interferometer Systems in any markets other than the Approved Markets or (ii) any other products, including without limitation laboratory systems, semi-automated systems, and stage metrology interferometer systems (such as distance measuring interferometry systems), in any market.

3.          Delivery.

                    3.1          Point of Delivery. Zygo shall deliver all Heads and Components to Nano or to Nano’s customers F.O.B. or FCA (Incoterms) Zygo’s facility located at Middlefield, Connecticut.

                    3.2          Shipment. Zygo shall properly mark and otherwise identify the Heads and Components for shipment to Nano or such other destination as may be specified by Nano in the Order for such Heads and Components.

                    3.3          Packaging. Zygo shall properly package the Heads and Components for protection against damage or deterioration that may result from shipment, handling, storage or other cause.

                    3.4          Schedule. Zygo shall deliver the Heads and Components to Nano on the delivery date specified in the Order for such Heads and Components. However, Zygo shall not be liable for delays in delivery due to causes which are not reasonably foreseeable and which are beyond Zygo’s control provided that, to the extent practicable, Zygo gives Nano prompt written notice of the circumstances giving rise to the delay, the anticipated duration of the delay and the action being taken by Zygo to overcome or mitigate the delay. The specified delivery date shall be extended by the period of any such delay.

4.          Inspection.

                    4.1          Zygo’s Plant. Zygo’s facilities at which Zygo manufactures any Heads or Components shall be subject to inspection by Nano during normal business hours provided that reasonable notice is given to Zygo to accommodate such inspection. Zygo shall provide Nano with safe and sufficient access for such inspection. Nano shall perform any such inspection in such a manner as to minimize disruption of Zygo’s business and operations at such facility.

                    4.2          By Zygo. Zygo shall perform such detailed inspections and tests of the Heads and Components sold by Zygo to Nano as are reasonably necessary to ensure that such Heads and Components comply with the requirements of this Agreement and applicable regulations governing the manufacture, supply and delivery of such Heads and Components to Nano as provided hereunder. Without limiting the generality of the foregoing, Zygo shall comply with the inspection procedures applicable to the Heads and Components. Zygo shall keep and maintain complete and adequate records of all inspections and tests performed on Heads and Components. Final test documentation shall be shipped with each Head and component assembly. Zygo shall make such records available to Nano for examination, copying and audit, for a period of two (2) years from the date of sale.

                    4.3          By Nano. All Heads and Components purchased by Nano shall be subject to reasonable inspection and testing by Nano; and provided such inspection and testing is performed in such a manner as to minimize disruption to Zygo’s business and operations. Zygo shall provide Nano with safe and sufficient access, equipment and facilities for any such inspection or test prior to delivery. No acceptance of any Heads or Components shall be construed to result from any inspection, test or delay or failure to inspect or test by Nano prior to final inspection and test of such Heads or Components by Nano in accordance with this Section 4.3. Payment for any Heads or Components shall not constitute acceptance of such units. Nano shall inspect and test the Heads and Components at its specified destination within three (3) months of receipt (the “Inspection Period”), and any failure to notify Zygo of a problem or defect within the Inspection Period shall be deemed an acceptance by Nano of such Heads or Components. No inspection, test, delay or failure to inspect or test, or failure to discover any defect or noncompliance by Nano prior to expiration of the Inspection Period shall relieve Zygo of any of its obligations under this Agreement or impair Nano’s right to reject defective or noncomplying Heads or Components or any other right or remedy afforded to Nano.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

5.          Compliance with Standards.

                    5.1          General. Zygo shall use commercially reasonable good faith efforts to comply in all material respects, and to ensure that all Heads, Components and Unifires assembled by Zygo comply in all material respects, with all applicable laws, ordinances, rules, regulations, orders, licenses, permits and other requirements, now or hereafter in effect, of any governmental authority that are applicable to the manufacture, supply or delivery of the Heads, Components and Unifire as provided hereunder. Upon reasonable request, Zygo shall furnish such documents as may be required to effect or evidence such compliance. Notwithstanding any other provision of this Agreement, Zygo will, after a reasonable but expeditious opportunity to cure any such non-compliance, make Nano whole for any such non-compliance that results directly in Nano bearing any costs, obligations or damages therefrom, subject to the damage limitations in Section 17.18 hereof. Any such non-compliance will not constitute a breach of this Agreement unless Zygo does not satisfy its obligations defined in the immediately preceding sentence.

                    5.2          Industry Standards. Zygo shall produce all Heads, Components and Unifire in accordance with, and shall ensure that each unit of Heads, Components and Unifire complies with, the following requirements as now or hereafter in effect:

(a) CE standard specifications; and

(b) Semiconductor industry specifications for electronic equipment and Underwriters Laboratory (or UL) rating.

                    Zygo shall provide Nano with such specifications, testimony and other assistance as Nano may reasonably request in connection with the listing, approval, registration or satisfaction of similar requirements of any trade association or other organization, as the same may apply to any Heads or Components.

6.          Training and Technical Support. Zygo will provide training to Nano personnel according to the terms, scheduling, and compensation set forth on Exhibit C. Zygo will also provide technical support services to Nano in accordance with the provisions of Exhibit C during the term and thereafter until the expiration of the warranty period for all Heads and Components delivered under this Agreement.

7.          Development Services and Sustaining Engineering Services/Minimum Volume. Beginning on July 1, 2010, Nano shall pay Zygo a Sustaining Engineering Fee (the “Sustaining Engineering Fee”) which shall be applied to any engineering requests that Nano should request from Zygo to facilitate the commercial development of Automated Interferometer Systems (see Exhibit C, Section (b) and (c) for terms, scheduling and compensation). Zygo shall be under no obligation to provide engineering and/or development services beyond those paid for through the Sustaining Engineering Fee, with any such supplemental services to be provided by Zygo (if at all) on mutually agreeable pricing and terms.

8.          [___ * ___].

9.          Confidentiality. Zygo and Nano have entered into a separate Non-Disclosure Agreement. Each of the parties shall perform their obligations under such Non-Disclosure Agreement with respect to Confidential Information received by the parties in connection with the performance of this Agreement.

10.         Warranty.

                    10.1          Warranty. Zygo warrants to Nano that:

(a) the Heads and Components shall be free from defects in materials, workmanship and design;

(b) all materials, parts, components and other items incorporated in the Heads and Components shall be new and suitable for its intended purposes;

(c)          the Heads and Components shall comply with the specifications applicable to such Heads and Components, the documentation provided by Zygo pertaining to such Heads and Components, and to any samples of such Heads and Components provided by Zygo;

(d) the Heads and Components shall comply with the requirements of this Agreement and the Order pursuant to which it is purchased by Nano; and

(e)          Zygo will not, without the prior written consent of Nano, alter or change the existing design of the Heads to be provided to Nano in any way that would require Nano to create new designs for integration of the Heads or Components into its products. Specifically, Zygo is aware that certain customers maintain “Copy Exact” requirements and Zygo agrees to maintain a product in compliance therewith. Nothing in this section shall preclude Zygo from changing the design of other heads which Zygo may manufacture or produce for its own use or for sale to others so long as Zygo continues to supply Nano “copy exact” Heads as Nano so requests.

                    10.2          [___ * ___].

                    10.3          Correction of Noncompliance. If at any time during the warranty period Nano notifies Zygo of any failure of any unit of the Heads or Components to comply with any applicable warranty, Zygo shall correct such noncompliance within three (3) business days after receiving Nano’s notice (i.e., by repair or replacement of the noncomplying

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

unit) and remedy any damage to such unit of the Head or Component resulting from such failure. All transportation and other costs incidental to such correction and remedying shall be borne by Zygo. If Nano rejects any Heads or Components that do not comply with any applicable warranty, Zygo shall have a reasonable time to correct the noncompliance. If Zygo fails to correct the noncompliance within a reasonable time, Nano may cancel the Order as it applies to the noncomplying Heads or Components without any cost to Nano with respect to such Heads or Components, in which event Nano shall promptly return to Zygo any noncomplying Heads or Components from the cancelled Order of which it still has possession.

                    10.4          Warranty Service by Zygo. Zygo shall maintain a list, by serial numbers of Heads and Components, of the shipment date of each unit and a toll-free service number for the purpose of notifying Zygo of warranty claims. Upon receipt of each such claim, Zygo shall determine whether the warranty period with respect to such unit has expired. If the warranty period has not expired, Zygo shall perform warranty service as required under this Section. Zygo shall provide technical phone response upon notification of a field failure from Nano’s field service or factory personnel. Zygo’s warranty service includes telephone support and technical assistance by email to support diagnosis of problems and repair of Heads in the field by Nano that can reasonably be serviced in the field by Nano. If Nano or Zygo determine that a Head cannot be reasonably serviced in the field, Nano will remove the Head and ship the Head to Zygo for repair. Zygo shall maintain sufficient inventory of Heads and Components to enable Zygo to ship a replacement Head or Component to Nano within three (3) business days after receiving notice from Nano. Zygo shall ship replacement Heads and Components to Nano within three (3) business days after receiving notice from Nano of the requirement for a replacement Head, provided that Nano shall ship the Head requiring repair back to Zygo promptly after giving such notice. If the claim is not within Zygo’s warranty obligations, Zygo shall so notify Nano and, at Nano’s option, shall either return such unit to Nano, at Nano’s expense, or shall perform the required service as directed by Nano, at such price as Nano and Zygo shall agree.

                    10.5          Limitation on Warranty. Notwithstanding anything contained in this Section 10 or any other provision of this Agreement, Zygo will not have any warranty obligations for any products on which Nano performs repairs in addition to those for “first level” issues (as provided in Section 8 hereof), or on which Nano personnel have performed or attempted repairs that are not in accordance with the training provided by Zygo (as provided in Section 6 hereof).

11.          [___ * ___].

                    11.1        [___ * ___].

                    11.2        [___ * ___].

                    11.3        [___ * ___].

                                   11.3.1        [___ * ___].

                    11.4        [___ * ___].

                    11.5          Non-Assertion of Rights. Zygo shall not assert any patent, copyright, trade secret rights or other intellectual property rights against Nano or Nano’s sublicensees or customers relating to the manufacture, use, sale or importation of the Approved Systems in the Approved Markets, in a manner consistent with and as authorized and approved herein, or with respect to the use of the Flow-Through Licensed Technology by Nano or Nano’s sublicensees or customers in connection with the Approved Systems in the Approved Markets, in a manner consistent with and as authorized and approved herein.

12          Intellectual Property Infringement. [___ * ___].

                    12.1          In the event that Zygo fails to promptly or effectively respond to any such claim or to defend any such suit or proceeding brought against Nano or any of Nano’s sublicensees or customers, or Zygo notifies Nano that Zygo has opted not to do so, Nano may, but shall not be obligated to, respond, at Nano’s sole cost, to the claim or defend or assume the defense of the suit or proceeding, in which event Nano is hereby authorized, upon giving prior written notice to Zygo, to proceed, if it so elects, in its own name or the name(s) of its sublicensee(s) or customer(s).

                    12.2          Zygo shall defend, indemnify and hold Nano (including its officers, agents, directors and employees) and Nano’s sublicensees and customers harmless from and against all costs, expenses, royalties, damages, losses, harm, and liabilities (including, without limitation attorneys’ fees and expenses) (the “Costs”), arising out of any such claim, suit or proceeding for which Zygo is obligated to indemnify pursuant to the provisions of the first paragraph of this Section 12, in all instances up to [___ * ___] (the “Indemnity Cap”). Notwithstanding any other provision in this Agreement, Zygo’s obligation under this indemnity section will not extend to claims of lost profit by the third party intellectual property owner, Nano, or any other third party, or any consequential damages resulting from an injunction against Nano or its customers, or any consequential, indirect, punitive, individual or special damages of any nature. If applicable, Zygo will negotiate in good-faith with Nano to adjust the purchase price of subsequent Zygo-made Heads to account for the third party intellectual property.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                           12.2.1     In the event the suit or proceeding is settled or otherwise terminated without a final judgment setting forth the reasonable royalty for those Zygo-made Heads and those Zygo-designed “Unifire” automated interferometer systems determined to have infringed the third party intellectual property, the Parties will negotiate in good-faith to determine what portion of the settlement is attributable to a reasonable royalty for the accused Zygo-made Heads and Zygo-designed “Unifire” automated interferometer systems. The settlement price can be considered in determining the reasonable royalty, but is not dispositive of it.

                           12.2.2     If the Indemnity Cap is less than the total Costs, Nano shall have the right to terminate this Agreement upon sixty (60) days written notice to Zygo, except that, Zygo, in response to Nano’s written notice, can elect to pay Nano the difference between the Costs and the Indemnity Cap within the sixty (60)-day period to keep this Agreement in force.

                    12.3.          Actions Against Infringers

                                      Enforcement against any third party of any Zygo patent related to this Agreement shall be at Zygo’s sole discretion. Nano shall promptly provide notice to Zygo if Nano becomes aware of any third party patent infringement, and in response Zygo shall determine in good faith whether the commercial consequences to Zygo of that third party’s patent infringement (including with respect to the sale of Zygo Heads to Nano under this Supply Agreement) merit enforcement of a Zygo patent(s) against that third party. If Zygo decides not to pursue enforcement of its patent(s), and Nano can demonstrate in good faith that the third party infringement has substantial commercial consequences adverse to Nano, then Nano and Zygo shall have 30 days (the “Renegotiation Period”) after notice thereof from Nano to Zygo to renegotiate in good faith the Purchase Price of the Zygo Heads sold to Nano under this Supply Agreement. In such event, if no agreement is reached within the Renegotiation Period, then Nano shall have the right to terminate this Supply Agreement by notice given to Zygo not more than 10 business days after the expiration of the Renegotiation Period; provided that no such termination shall affect Nano’s obligation to pay for Heads previously delivered to Nano, or for Heads in production by Zygo pursuant to an accepted Order (except as permitted by Section 2.5 hereof).

13.          Improvements.

                    13.1          Improvements By Zygo. Zygo shall deliver to Nano all improvements, enhancements, derivative works and modifications (collectively, “Zygo Improvements”) in, of or to any Flow-Through Licensed Technology used in the Approved Systems in the Approved Markets hereafter developed or acquired by Zygo. During the term of this Agreement, Zygo shall deliver all such updating information to Nano within 10 business days after Nano’s request therefor, but in no event more than once per calendar quarter. All sales of Approved Systems by Nano subsequent to its receipt of any such Zygo Improvements that are not required to be “copy exact” shall include such Zygo Improvements; provided, however, that Nano will have no such obligation if including such Zygo Improvements would require Nano to make a modification to the Approved System that Nano, in its sole discretion, deems undesirable; but further provided, in such instance, that Zygo shall not be liable for damages under Section 12 hereof subsequent to Nano’s receipt of any such Zygo Improvements in the event that the Zygo Improvement would have rectified or otherwise minimized any such intellectual property infringement. Zygo shall be the sole owner of any and all Zygo Improvements in, of or to any Flow-Through Licensed Technology made independently by Zygo.

                    13.2          Improvements by Nano. Nano shall be the sole owner of any and all improvements, enhancements, derivative works and modifications in, of or to any Flow-Through Licensed Technology, used in the Approved Systems in the Approved Markets, made independently by Nano.

                    13.3          Joint Improvements. Nano and Zygo shall jointly own any improvements, enhancements, derivative works and modifications in, of or to any Flow-Through Licensed Technology, used in the Approved Systems in the Approved Markets, made jointly by Nano and Zygo. Neither Nano nor Zygo shall have any obligation to (a) share with the other party any revenue or profits derived from the exploitation of such jointly owned property, or (b) provide any accounting to the other party. Each party shall be the sole owner of any improvements, enhancements, derivative works and modifications made by such party in, of, or to any jointly owned technology. Ownership of joint improvements pertaining solely to Heads shall revert back to Zygo upon termination of this Agreement; provided Nano retains a perpetual, non-exclusive, royalty free license for such joint improvements.

14.          Zygo Representations. Zygo hereby represents and warrants to Nano that the following are true and correct as of the date of this Agreement, and, except for the representations and warranties in Section 14.3 hereof, with respect to all modifications and improvements of Flow-Through Licensed Technology delivered by Zygo to Nano during the term of this Agreement, as of the date of each delivery of such modifications and improvements.

                    14.1          Good Title, Free of Rights of Others. Zygo owns all Flow-Through Licensed Technology, free and clear of all security interests, liens, encumbrances, restrictions, licenses, rights and claims of any Person, or otherwise has sufficient rights, title and interest in and to the Flow-Through Licensed Technology necessary to grant the rights and licenses set forth in this Agreement, and to perform Zygo’s obligations under this Agreement.

                    14.2          No Conflicting Licenses. Zygo is not a party to any outstanding options, licenses or agreements of any kind relating to the Unifire, or the Flow-Through Licensed Technology used in Approved Systems in Approved Markets, or to the manufacture, use, or sale of Approved Systems, or their improvements, in Approved Markets, [___ * ___].

                    14.3          No Infringement. As of the date hereof, (a) neither the Unifire nor the Zygo-made Head infringes, misappropriates or otherwise violates any patent, copyright, mask work right, trademark right, trade dress right, trade secret right, or other intellectual property right of any Person; and (b) the manufacture, use, sale, export and import of the Heads, Components or Unifires do not infringe or misappropriate any intellectual property rights of any Person. Zygo makes the representations and warranties in this Section 14.3 only as to Heads, Components and Unifires that have not been modified in any way after manufacture or sale by Zygo where the modification directly or indirectly causes the claimed infringement. Nothing in this paragraph shall extinguish Zygo’s indemnity obligation under the paragraphs of Section 12 with respect to modifications and improvements made by Zygo to the Heads after the Effective Date of this Agreement where such Heads are sold to Nano.

                    14.4          No Violation of Obligations of Zygo. The licenses granted by Zygo in this Agreement, and the other obligations of Zygo under this Agreement do not constitute a breach of, default under or other violation of any agreement, contract or obligation of Zygo.

15.          Payment of Technology Transfer Fees to Zygo. Nano shall pay Zygo [___ * ___] in technology transfer fees (the “Technology Transfer Fees”) in accordance with this Section 15.

                    15.1          [___ * ___].

                    15.2          [___ * ___].

                    15.3          Reports. Nano shall deliver to Zygo a report within thirty (30) days after the end of each calendar quarter during the Fee Period, stating the number of Approved Systems (including Upgrade Sales) sold by Nano during such calendar quarter.

                    15.4          Payments. Concurrently with each report under Section 15.3, Nano shall pay to Zygo the Technology Transfer Fees due to Zygo for each unit sold by Nano pursuant to 15.1, at Zygo’s office in Middlefield, Connecticut, or at such other address as may be designated in writing.

                    15.5          Records. Nano shall keep records and books of account which shall show the Net Revenues received by Nano from each Approved System sold by Nano during the Fee Period. Zygo will have the right to conduct annual audits of reports submitted during the prior six (6) calendar years. Such audits shall be conducted by a certified public accountant at the expense of Zygo, unless an underpayment of ten percent (10%) or more is found for any calendar year, in which case the expense shall be borne by Nano.

                    15.6          Covenants as to Net Revenues.

(a)          Nano shall sell Approved Systems for cash consideration, including a check or money order, and shall determine the pricing for sales of Approved Systems based on its standard practice for ordinary course, arms-length transactions.

(b) Nano shall not make sales of Approved Systems on credit outside of its ordinary course of business, or on terms or for reasons inconsistent with past practice.

(c) Nano will diligently pursue collection of amounts due from sales of Approved Systems on a good faith basis.

                    15.7          Consideration. In clarification of this Section 15, the Technology Transfer Fees due Zygo under this Section are separate from, and in addition to, the Sustaining Engineering Fee due Zygo under Section 7 and Exhibit C and the Purchase Price of Zygo Heads by Nano under Sections 2.3 and 2.4.

16.          Additional Obligations of Zygo.

                    16.1.          Spare Parts. Zygo shall supply to Nano a spare parts price list no later than thirty (30) days after the date of this Agreement and shall supply Nano with a revised spare parts price list as revisions are made. The prices included on such price list shall be Zygo’s then-current list price for such spare parts. Zygo shall stock parts reasonably required for the repair and servicing of Heads and Components by Nano, and shall sell such parts to Nano pursuant to the terms of this Agreement. Zygo shall test and inspect all parts using the same procedures as Zygo uses for like components of the Heads and Components. Zygo shall maintain the capability of repairing and otherwise servicing Heads and Components and furnishing spare parts manufactured by Zygo until the expiration of at least five (5) years after the date of Zygo’s delivery of such Head or Component. Zygo shall use its best efforts to ship parts ordered by Nano within two (2) business days after receipt and acceptance of Nano’s order. Zygo shall notify Nano promptly of the date by which such shipment will occur if such shipment will not be made within such two (2) business day period.

                    16.2          Service Not Covered by Warranty. In the event that any unit requires repair or other service that is not covered by Zygo’s warranty obligations (e.g., after expiration of the warranty period), Zygo shall be obligated to provide such service at Zygo’s then-applicable labor rate and parts prices unless Zygo is otherwise no longer in the business of selling or supporting such parts. Zygo shall use its best efforts to complete such repairs within ten (10) business days.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                    16.3          Defect Notification. Zygo shall immediately notify Nano of any material or recurring defect, deficiency or nonconformity discovered with respect to any of the Heads or Components manufactured by Zygo.

                    16.4          Head Modifications and Life Cycle Management. Zygo will satisfy all “Copy Exact” requirements so that Nano can fulfill such requirements to [___ * ___] and other customers. If Zygo at any time modifies any Heads, Zygo shall, if requested by Nano in Nano’s sole discretion, continue to make and supply Nano with unmodified Heads during the remaining term of this Agreement. Zygo will notify Nano at least six months prior to making any change in the design, performance, function, material or components of any Head purchased by Nano. Zygo shall use good faith efforts to notify Nano of any engineering change in any Head or Component sufficiently in advance of making any engineering change to enable Nano to provide comments and input into Zygo’s engineering change control process. Zygo shall not modify or authorize any modification affecting fit, form or function of any of the Heads or Components, or which would be significant with respect to requirements of any governmental authority.

                    16.5          Documentation. Zygo shall deliver a copy of the user manuals (hard or soft), if any, with each unit of Heads and Components. Zygo shall update all documentation as necessary to keep it current, accurate and complete. Nano shall have a nonexclusive, royalty-free license to use, reproduce and distribute any and all documentation in connection with the marketing, use or distribution of Heads and Components or products or systems into which any of the Heads or Components are incorporated.

17.       General.

                    17.1          Independent Contractors. The parties to this Agreement are acting as independent contractors with respect to each other; neither is an employee, partner or joint venturer of the other with respect to this Agreement. Neither party is authorized to act on behalf of, make representations for, or bind the other in any way.

                    17.2          Successors and Assigns. Each party may assign all of its rights and delegate all of its duties hereunder to an entity which acquires at least that portion of its business to which this Agreement relates, or to any corporate successor by way of merger or consolidation; provided, however, that such assignee assumes all of such parties obligations hereunder; and provided further that Nano may not make such assignment or delegation to those specific entities listed on Schedule 17.2 hereto. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties and their respective successors, assigns and legal representatives.

                    17.3          Time of Essence. Time is of the essence in the performance of each party’s obligations under this Agreement.

                    17.4          Force Majeure. Neither party shall be liable for any delays in performance due to causes beyond its reasonable control, including but not limited to acts of God, public enemy, governmental laws, regulations or requirements, civil or military authority, labor disputes, fires, riots, wars, embargoes, epidemic, or floods.

                    17.5          Notices. Any notices required or permitted to be given by one party under this Agreement shall be deemed given to the other party when delivered in hand or three days after deposit with the United States Postal Service, registered or certified mail, postage prepaid, addressed as follows:

If to Zygo:
Zygo Corporation
Laurel Brook Road
Middlefield, CT 06455-0448
Attention: Chief Executive Officer
Tel: 860-704-5109
Fax: 860-347-8372

With a copy to:
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, NY 10103
Attention: Sheldon Nussbaum
Tel: (212) 318-3000
Fax: (212) 318-3400

If to Nano:
Nanometrics Incorporated
1550 Buckeye Drive
Milpitas, CA 95035
Attention: Chief Executive Officer
Tel: (408) 545-6000
Fax: (408) 904-6278

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

With a copy to:
Perkins Coie LLP
101 Jefferson Drive
Menlo Park, CA 94025
Attention: Buddy Arnheim
Tel: (650) 838-4300
Fax: (650) 838-4350

                    17.6          Severability. If any provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, then that provision shall be deemed omitted form this Agreement, and all remaining provisions shall remain in effect and enforceable according to their terms; provided, however, that if the result of this severability provision is to substantially alter the obligations of the parties or the underlying intent of this Agreement, then either party may at its option rescind this Agreement.

                    17.7          Governing Law; Venue. This Agreement and performance under it are governed by the laws of the State of Delaware, exclusive of choice of law rules.

                    17.8          Arbitration.

(a)          Any controversy, dispute or claim arising under or in connection with this Agreement (including, without limitation, the existence, validity, interpretation or breach hereof and any claim based on contract, tort of statute) shall be resolved by a binding arbitration, to be held in Portland, Oregon (or its nearest surrounding area) pursuant to the Federal Arbitration Act and in accordance with the then-prevailing International Arbitration Rules of the American Arbitration Association (“AAA”).

(b)          The parties shall commence the arbitration by jointly filing a written submission with the Portland, Oregon (or its nearest surrounding area) office of the AAA in accordance with Commercial Rule 5 (or any successor provision). The arbitration shall be conducted by a single arbitrator (the “Arbitrator”) selected by Nano and Zygo in accordance with the Commercial Arbitration Rules of the AAA (the “Commercial Rules”).

(c)          The Arbitrator shall have no power or authority, under the Commercial Rules or otherwise, to (i) modify or disregard any provision of this Agreement, or (ii) address or resolve any issue not submitted by the parties.

(d)          In connection with any arbitration proceeding pursuant to this Agreement, each party shall bear its own costs and expenses, except that the fees and costs of the AAA and the Arbitrator, the costs and expenses of obtaining the facility where the arbitration hearing is held, and such other costs and expenses as the Arbitrator may determine to be directly related to the conduct of the arbitration and appropriately borne jointly by the parties (which shall not include any party’s attorneys’ fees or costs, witness fees (if any), costs of investigation and similar expenses) shall be shared equally by the parties.

                    17.9          Attorneys’ Fees. If any action or suit is instituted to enforce the obligations of this Agreement, the prevailing party shall be entitled to recover from the other party, in addition to any other rights and remedies it may have, all reasonable expenses and attorneys’ fees incurred up to and including arbitration, trial, appeal, and any petition for review.

                    17.10        Titles and Subheadings. The use of titles and subheadings in this Agreement is for the convenience of the parties only. They do not constitute binding portions and are not to be used in the interpretation of this Agreement.

                    17.11        Exhibits. The following Exhibits are attached and are part of this Agreement:

Exhibit A:	Descriptions of Heads and Components

Exhibit B:	Price List

Exhibit C:	Training

Exhibit D	Orders

                    17.12         Complete Agreement. This Agreement, together with the related Asset Transfer Agreement and Non-Disclosure Agreement, constitute the entire understanding of the parties with respect to its subject matter and supersedes all prior agreements and understandings of the parties. A breach by either party under the Asset Transfer Agreement shall be deemed to constitute a breach by that party under this Agreement. Nano shall not be bound by, and specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proposed by Zygo in any quotation, invoice, shipping document, acceptance, confirmation, correspondence or otherwise, unless Nano specifically agrees to such provision in a written instrument signed by Nano.

                    17.13         Modification by Signed Writing Only; Waiver. No modification, change, amendment, or any waiver of rights with respect to this Agreement shall be binding unless in writing signed by the party to be charged. No waiver of any violation or nonperformance of this Agreement in one instance shall be deemed to be a waiver of any subsequent violation or nonperformance.

                    17.14         Nonwaiver. The failure of any party to insist upon or enforce performance of any of the provisions of this Agreement or to exercise any rights under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party’s right to assert or rely upon any such provisions or rights in that or any other instance; rather, the same shall be and remain in full force and effect.

                    17.15        Implementation. Each party shall take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other party for the implementation or continuing performance of this Agreement. Without limiting the generality of the foregoing, Zygo shall execute, acknowledge and deliver to Nano all such further assurance as Nano may reasonably request to evidence, vest and confirm the rights granted to Nano under this Agreement.

                    17.16        Remedies. The rights and remedies provided in this Agreement shall be the exclusive rights or remedies of the parties for monetary damages with respect to the matters covered herein.

                    17.17         Set-Off. All claims for monies due or to become due from Nano under this Agreement or otherwise shall be absolute, and there shall be no right to deduction by Nano for any setoff arising out of this or any other transaction between Nano and Zygo.

                    17.18        Damages. Notwithstanding anything contained in any other provision of this Agreement, (a) in the case of Zygo, damages hereunder will not exceed the [___ * ___]; (b) Zygo shall have no obligation to Nano in respect of any claim by Nano relating to any Head or Component, other than servicing or replacing such Head or Component in accordance with Section 10; and (c) in no event will consequential, indirect, punitive, individual or special damages of any nature, or any damage or claim for lost profits, be awarded to either party under any circumstances. Notwithstanding the foregoing, the indemnification obligations under Section 12 hereof are excluded from the foregoing as provided in Section 12.

                    17.19        Equitable Relief. Each party acknowledges that the provisions of this Agreement pertaining to the other party’s interests in the Flow-Through Licensed Technology are essential to the other party; that the other party would not enter into this Agreement if this Agreement did not include such provisions; and that damages sustained by the other party as a result of a breach of such provisions cannot be adequately remedied by monetary damages. Each party agrees that the other party, in addition to any other remedy it may have under this Agreement or at law, shall be entitled to injunctive and other judicial equitable relief to prevent or curtail a party from breaching the provisions of this Agreement.

                    17.20        [___ * ___].

                    17.21        Nano shall use good faith efforts to market and sell the Approved Systems in the Approved Markets.

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ZYGO CORPORATION (“Zygo”)		NANOMETRICS CORPORATION (“Nano”)

By:	/s/ J. Bruce Robinson	By:	/s/ Timothy J. Stultz, Ph.D.

Its:	Chief Executive Officer	Its:	President and Chief Executive Officer

EXHIBIT A

Descriptions of Heads and Components

For purposes of clarification, the term “Head” is exemplified by the Head in the Unifire and includes:

(a)          optical lens subassemblies, light source, components, power supplies, filters, cameras, image processing and pattern recognition software and algorithms and related mounting or bridging hardware required to embody the head in an automated final assembly;

(b) the control, modeling and analysis software, and related algorithms, utilized by and in the Automated Interferometer Systems developed and marketed by Zygo;

(c) the electronic control systems utilized by and in the Automated Interferometer Systems developed and marketed by Zygo (which may or may not be contained in the “Head” assembly);

(d) the know-how, software, systems and hardware that automates the systems;

(e) all parts, components and subassemblies of the products described in clause (a) above;

(f) all equipment and goods that are or may be used in connection with or ancillary to the manufacture, testing, use, calibration, maintenance or repair of “Heads”;

(g) all modifications and enhancements to any of the foregoing; and

(h) all replacements for and successors of any of the foregoing products made, used, sold or acquired by Zygo during the term of this Agreement.

“Head” also includes any improvements or modifications that arise during the term of this Agreement. Reference is made to Section 10.1(e) of the Agreement regarding “Copy Exact” requirements.

Notes:

The light source for the Head will be a white-light LED. The head can accept a Xenon light source as an option, but this is priced separately. There is no laser.

EXHIBIT B

Price List

[___ * ___]

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT C

Training, Sustaining Engineering Services and Development Services

[___ * ___]

* CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.